     Exhibit 10.1

April 10, 2017

Dear Bruce:

This letter agreement (this “Agreement”) memorializes your continued service as a consultant to Intermolecular, Inc., a Delaware corporation, (the “Company”) effective as of April 4, 2017 (the “Effective Date”).  This Agreement is intended to supplement, but not replace, that certain separation agreement by and between you and the Company dated April 3, 2017.

1.During the period of time beginning on the Effective Date and ending on the Termination Date (as defined below), you shall be available to provide services to the Company, on a non-exclusive basis, as a consultant and shall provide services related to strategy, merger and acquisition, research and development or operational tasks as requested by Company management (the “Services”).  You shall report directly to the Company’s Chief Executive Officer.  You shall be available to provide the Services for at least sixty four (64) hours per calendar quarter, provided that such Services shall not exceed thirty two (32) hours in any one calendar month, unless otherwise agreed between you and the Company’s CEO in writing.

2.For your Services to the Company, you shall be paid a monthly retainer of $10,000, pro-rated for any partial month of service, for up to thirty two (32) hours per calendar month, payable to you by the fifth day (or the first business day thereafter) following the end of each month of Services.  If the Company has requested more than thirty two (32) hours per calendar month, the Company shall pay to you an hourly rate of $300 per hour.  The Company agrees to pay Consultant the monthly $10,000 retainer in scheduled monthly payments; consequently, payment of the $10,000 retainer will not require an invoice or be contingent upon you submitting an invoice.  For Services performed during hours exceeding thirty two (32) hours in a given calendar month only, you agree to invoice Company and to submit invoices no later than the fifteenth (15th) day of the calendar month following the month in which the invoiced services were rendered by you.  All invoices must be submitted to the Accounts Payable department at the Company via email at accountspayable@intermolecular.com.

3.You will also be reimbursed for your reasonable travel and related out-of-pocket costs for the Services, subject to your submission of appropriate supporting documentation in accordance with Company policies.

4.You will not receive any additional compensation other than what is contemplated in this Agreement.  You acknowledge and agree that so long as this Agreement is in effect and you continue to serve as a member of the Company board of directors (the “Board”), you will not receive any additional compensation under the Board’s non-employee director compensation program and you hereby waive all rights and entitlements to any fees, equity awards or other payments for your service on the Board, including any chairman roles on the Board.  For the avoidance of doubt, upon termination of this Agreement, if you are still serving on the Board following such termination, you shall be eligible to receive any cash and equity compensation for Board service as provided in the Board’s non-employee director compensation program.

5.During the period of time you serve as a consultant under this Agreement, you reaffirm your commitment to remain in compliance with that certain Employee Confidentiality and Inventions Assignment Agreement by and between you and the Company dated as of March 27, 2017 (the

“Confidentiality Agreement”), it being understood that the term “employment” as used in the Confidentiality Agreement shall include Services as a consultant hereunder.  You agree that, during the during the time you provide Services hereunder and thereafter, you will not, except for the purposes of performing the Services and your service on the Board, seek to obtain any confidential or proprietary information or materials of the Company.

6.As an independent contractor, you understand and agree that, while performing any services for the Company after the Effective Date, you shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual.  To the extent that you were deemed eligible to participate, as an employee, in any Company benefit plan, you hereby waive your participation.  Personal income and self-employment taxes for any amounts in this Agreement paid to you shall be your sole responsibility.  You agree to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties resulting from any failure by you to make required personal income and self-employment tax payments with respect to for any amounts in this Agreement.

7.Unless terminated earlier as provided below, this Agreement shall terminate on March 31, 2018, unless renewed in writing by both you and the Company (the “Termination Date”).  Either you or the Company may terminate this Agreement upon ninety (90) days prior written notice to the other party, for any reason or no reason.  The election of Company to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or any other agreement between you and the Company or available at law or in equity shall survive any termination.

8.This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to the choice of law provisions thereof.

If these terms are acceptable to you, please countersign this letter where indicated below and return it to us.

Sincerely,

INTERMOLECULAR, INC.

By: /s/ Bill Roeschlein

Name: Bill Roeschlein

Title: Chief Financial Officer

Agreed and acknowledged as of the date set forth above:

/s/ Bruce M. McWilliams

Dr. Bruce M. McWilliams